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                                                                   EXHIBIT 3.11

                     STATEMENT OF RESOLUTIONS ESTABLISHING
                         A SERIES OF PREFERRED STOCK OF
                                  ENRON CORP.

            MANDATORILY CONVERTIBLE JUNIOR PREFERRED STOCK, SERIES B


           Pursuant to Oregon Revised Statutes Section 60.134 and Article IV of the Articles of Incorporation, as amended, of Enron Corp. (the "Corporation"), the Board of Directors of the Corporation has duly adopted the following resolutions on September 17, 1999, establishing a series of Preferred Stock of the Corporation:

           RESOLVED, that there is hereby established a series of Preferred Stock of the Corporation designated the Mandatorily Convertible Junior Preferred Stock, Series B (herein referred to as the "Mandatorily Convertible Junior Preferred Stock, Series B"). The designation and number of shares of such series and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Articles of Incorporation, as amended, that may be applicable to such series) are as follows:

           A. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Corporation's Articles of Incorporation, as amended. In addition, the following terms shall have the following meanings when used herein:

                     (1) The term "accrued dividends" for a share shall mean an amount computed at the quarterly dividend rate on such share from the date on which dividends on such share become cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

                     (2) The term "Business Day" shall mean any day of the year except Saturday or Sunday that is a day on which banks are not required or authorized by law to close in New York City, New York, Houston, Texas, or Wilmington, Delaware.

                     (3) The term "Closing Date" shall mean the date on which the offering and sale of (i) the Notes of the Trust and Osprey I, Inc., a Delaware corporation, and (ii) $100,000,000 of Certificates of the Trust are consummated.



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                     (4) The term "junior stock" shall mean (and references to
           shares ranking "junior to" the Mandatorily Convertible Junior Preferred Stock, Series B) shall refer to, with respect to paragraphs C and G, the Common Stock of the Corporation and any other class or series of stock of the Corporation not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Mandatorily Convertible Junior Preferred Stock, Series B shall have been so paid or declared and, with respect to paragraphs D and G, any class or series of stock of the Corporation not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Mandatorily Convertible Junior Preferred Stock, Series B shall have received the entire amount to which such stock is entitled upon liquidation, dissolution or winding up.

                     (5) The term "Initial Dividend Period" shall mean the period commencing on the date of the first issuance of shares of Mandatorily Convertible Junior Preferred Stock, Series B and ending on the last day of December, 1999, and thereafter until the Remarketing Date, each subsequent six-month period commencing on the first day of each January and July and ending on the last day of each June and December or, with respect to the final such period ending on the day prior to the Remarketing Date.

                     (6) The term "Dividend Period" shall mean the period commencing on the Remarketing Date and ending on the last day of the next occurring March, June, September or December, and, thereafter, each subsequent period commencing on the first day of each calendar quarter and ending on the last day of each calendar quarter.

                     (7) The term "Indenture" shall mean the Indenture dated as of the Closing Date among the Trust, Osprey I, Inc. and the indenture trustee thereunder providing for the issuance of the Notes.

                     (8) The Term "Notes" shall mean $1,400,000,000 of 8.31%
           Senior Secured Notes due 2003 of the Trust.

                     (9) The term "parity stock" (and references to shares ranking "on a parity with" the Mandatorily Convertible Junior Preferred Stock, Series B) shall refer to, with respect to paragraphs C and G, any class or series of stock of the Corporation entitled to receive payment of dividends on a parity with the Mandatorily Convertible Junior Preferred Stock, Series B and, with respect to paragraphs D and G, any class or series of stock of the Corporation entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Mandatorily Convertible Junior Preferred Stock, Series B. The Corporation's Mandatorily Convertible Single Reset Preferred Stock, Series A shall be parity stock with respect to the Mandatorily Convertible Junior Preferred Stock, Series B.

                     (10) The term "Remarketing Agreement" shall mean the Remarketing and Registration Rights Agreement dated as of the Closing Date among the Corporation, Condor Share Trust, the Trust, Whitewing Associates L.P., Whitewing Management, LLC,
           United States Trust Company of New York, as Indenture Trustee, and Deutsche Banc Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc. and Salomon Smith Barney Inc., as Initial Remarketing Agents. The Corporation will furnish any shareholder of the Corporation with a copy of the Remarketing Agreement without charge upon request in writing to the Secretary of the Corporation.


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                     (11) The term "Remarketing Date" shall mean the date that
           the shares of Mandatorily Convertible Junior Preferred Stock, Series B are transferred pursuant to the Remarketing Agreement.

                     (12) The term "Share Settlement Agreement" means the share settlement agreement dated as of the Closing Date between Enron and Condor Share Trust. The Corporation will furnish any shareholder of the Corporation with a copy of the Remarketing Agreement without charge upon request in writing to the Secretary of the Corporation.

                     (13) The term "senior stock" (and references to shares ranking "senior to" or "prior to" the Mandatorily Convertible Junior Preferred Stock, Series B) shall refer to, with respect to paragraphs C and G, any class or series of stock of the Corporation ranking senior to the Mandatorily Convertible Junior Preferred Stock, Series B in respect of the right to receive dividends and, with respect to paragraphs D and G, any class or series of stock of the Corporation ranking senior to the Mandatorily Convertible Junior Preferred Stock, Series B with respect to the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. All classes or series of stock of the Corporation other than junior stock or parity stock shall be senior stock with respect to the Mandatorily Convertible Junior Preferred Stock, Series B, except to the extent expressly provided otherwise in the Corporation's Articles of Incorporation, as amended, including any Statement of Resolutions Establishing a Series of Preferred Stock. The Corporation's 9.142% Perpetual Second Preferred Stock and Cumulative Second Preferred Convertible Stock shall be senior stock with respect to the Mandatorily Convertible Junior Preferred Stock, Series B.

                     (14) The term "Settlement Date" shall have the meaning ascribed to such term in the Remarketing Agreement.

                     (15) The term "Trust" shall mean Osprey Trust, a Delaware business trust.

           B. Designation. The distinctive designation of the series shall be the "Mandatorily Convertible Junior Preferred Stock, Series B." The number of shares that shall constitute such series shall be an indefinite number of shares up to the number of shares necessary to fulfill the Corporation's obligations pursuant to the Share Settlement Agreement, but in no event more than the number of authorized but unissued shares of Preferred Stock, with 250,000 shares initially issued.


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          C.        Dividends.

                     (1) The holders of the Mandatorily Convertible Junior Preferred Stock, Series B, in preference to the rights of holders of any junior stock but subject to the rights of any senior stock, shall be entitled to receive, as and when declared by the Board of Directors out of any funds legally available therefor, cash dividends, at a rate, at all times during each Limited Dividend Period and Dividend Period, equal to 6.5%, calculated on the amount of the liquidation value of $4,000 per share, and no more provided, however, that at any time from and after the occurrence of an Event of Default under Sections 9.01(a) or (b) of the Indenture, the dividends on the Mandatorily Convertible Junior Preferred Stock, Series B shall accumulate at a rate, at all times during the continuance of any such Event of Default and for each Limited Dividend Period and Dividend Period occurring therein, equal to 8.3%, calculated on the amount of the liquidation value of $4,000 per share, and no more (as in effect from time to time, the "Dividend Rate"), payable semi-annually on each January 9 and July
           9 following the end of each Initial Dividend Period (each such date being hereinafter referred to as an "Initial Dividend Payment Date"), or if an Initial Dividend Payment Date is not a Business Day, then the Initial Dividend Payment Date shall be the next succeeding Business Day. After the Remarketing Date, such dividends shall be payable quarterly on each January 9, April 9, July 9 and October 9 following the end of each Dividend Period. Such dividends shall be cumulative from and shall accrue on all shares of the Mandatorily Convertible Junior Preferred Stock, Series B from the beginning of the first Initial Dividend Period. All computations of the Dividend Rate shall be made on the basis of a year of 360 days for the actual number of days included in the Initial Dividend Period or Dividend Period.

                     (2) No dividend shall be paid upon, or declared or set apart for, any share of Mandatorily Convertible Junior Preferred Stock, Series B or shares ranking on parity with the Mandatorily Convertible Junior Preferred Stock, Series B for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratable in proportion to the respective annual dividend rates fixed therefor, shall be paid upon, or declared and set apart for, all shares of Mandatorily Convertible Junior Preferred Stock, Series B and any Preferred Stock ranking on parity with the Mandatorily Convertible Junior Preferred Stock, Series B that are entitled to such dividends.


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                     (3) Until such time as all shares of Mandatorily
           Convertible Junior Preferred Stock, Series B shall have been canceled pursuant to subparagraph F(12) below, in no event at any time shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any junior stock, nor shall any shares of any junior stock be purchased, redeemed or otherwise acquired for value by the Corporation, nor shall the Corporation permit any shares of any junior stock to be purchased, redeemed or otherwise acquired by any subsidiary of the Corporation, unless full cumulative dividends on the Mandatorily Convertible Junior Preferred Stock, Series B scheduled to be paid at or prior to such time pursuant to paragraph C(1) have been declared and paid. The foregoing provisions of this subparagraph (3) shall not, however, apply to (i) a dividend payable solely in any junior stock,
           (ii) the acquisitions of shares of any junior stock in exchange for, or through application of the proceeds of the sale of, shares of any other junior stock, (iii) the acquisitions of shares of any junior stock pursuant to contractual obligations binding against the Corporation or any of its subsidiaries that were entered into prior to the date of the first issuance of shares of Mandatorily Convertible Junior Preferred Stock, Series B or that are entered into at a time when such acquisitions of shares could be made pursuant to this subparagraph (3) or (iv) the dividend, distribution or issuance of Rights. "Rights" means rights or warrants distributed by the Corporation under a shareholder rights plan or agreement to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Events"):

                               (a)  are deemed to be transferred with such
               shares of Common Stock,

                               (b)  are not exercisable, and

                               (c)  are also issued in respect of future
               issuances of  Common Stock.

                     (4) In no event will any dividend or distribution be made on or in respect of Mandatorily Convertible Junior Preferred Stock, Series B other than in cash without the consent of all the holders of the Mandatorily Convertible Junior Preferred Stock, Series B.

           D. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payments shall be made to the holders of any junior stock, but subject to the rights of any senior stock or parity stock, the holders of the Mandatorily Convertible Junior Preferred Stock, Series B shall be entitled to be paid in full in cash the amount of $4,000 per share, together with accrued dividends to the date of such distribution or payment, whether or not earned or declared. If such payment shall have been made in full to the holders of the Mandatorily Convertible Junior Preferred Stock, Series B and all preferential payments or distributions to be made with respect to senior stock and parity stock have been made in full, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all shares of the

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Mandatorily Convertible Junior Preferred Stock, Series B and parity stock, the holders of the Mandatorily Convertible Junior Preferred Stock, Series B, together with holders of parity stock, shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this paragraph D or paragraph G hereof.

           E. Redemption. The Corporation shall not have the right to redeem any or all of the Mandatorily Convertible Junior Preferred Stock, Series B at any time.

           F.  Conversion Rights.

                     (1) Unless previously converted at the option of the holder in accordance with the provisions hereof, on the third anniversary of the Settlement Date (other than a Settlement Date occurring by reason of the occurrence of a Failed Remarketing), or if such date is not a Business Day, the next succeeding day that is a Business Day ( the "Mandatory Conversion Date"), each outstanding share of Mandatorily Convertible Junior Preferred Stock, Series B shall, without additional notice to holders thereof, convert automatically (the "Mandatory Conversion") into (i) a number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (as defined herein) in effect on the Mandatory Conversion Date; and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of Mandatorily Convertible Junior Preferred Stock, Series B (other than previously declared dividends payable to a holder of record as of a prior date) to and including the day immediately prior to the Mandatory Conversion Date, whether or not earned or declared, out of funds legally available therefor (and if sufficient funds are not then legally available therefor, the Corporation shall pay such amount, if any, pro rata (based on the amounts so owing) to the holders of the Mandatorily Convertible Junior Preferred Stock, Series B and any parity stock then entitled to similar payment as is then legally available therefor and shall pay any deficiency thereafter as soon as funds are legally available therefor). Dividends on the Mandatorily Convertible Junior Preferred Stock, Series B shall cease to accrue, and Mandatorily Convertible Junior Preferred Stock, Series B shall cease to be outstanding, on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the Mandatorily Convertible Junior Preferred Stock, Series B, and the Corporation may defer the payment of dividends on such Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Mandatorily Convertible Junior Preferred Stock, Series B, provided that the Corporation shall give the holders of the Mandatorily Convertible Junior Preferred Stock, Series B such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the Mandatorily Convertible Junior Preferred Stock, Series B or in respect of such Common Stock shall not bear interest.


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                     (2) Each share of the Mandatorily Convertible Junior
           Preferred Stock, Series B shall be convertible at any time prior to the Mandatory Conversion Date at the option of the holder thereof into fully paid and non-assessable shares of Common Stock (the "Common Shares," subject to subparagraph (10)) of the Corporation at the conversion rate, determined as hereinafter provided, in effect at the time of conversion. The rate at which Common Shares shall be delivered upon conversion of shares of the Mandatorily Convertible Junior Preferred Stock, Series B (herein called the "Conversion Rate") shall be initially 200 Common Shares for each share of Mandatorily Convertible Junior Preferred Stock, Series B. The Conversion Rate shall be subject to adjustment as provided for below. Upon conversion, no payment, allowance or adjustment shall be made for accumulated and unpaid dividends, whether or not in arrears, on the converted shares of Mandatorily Convertible Junior Preferred Stock, Series B.

                     (3) In order to convert shares of the Mandatorily Convertible Junior Preferred Stock, Series B into Common Shares, the holder thereof (a) shall surrender at the office of the transfer agent for the Mandatorily Convertible Junior Preferred Stock, Series B the certificate or certificates therefor if such shares are certificated, duly endorsed to the Corporation or in blank or accompanied by appropriate instruments of transfer to the Corporation or in blank, and (b) shall give written notice to the Corporation at said office that he elects to convert all or a portion of such shares. The shares of the Mandatorily Convertible Junior Preferred Stock, Series B so elected to be converted shall be deemed to have been converted immediately upon the surrender of the certificate or certificates for such shares (if such shares are certificated) for conversion and the giving of such notice of election in accordance with the foregoing provisions (the date of each such conversion being a "Conversion Date"), and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time. If less than all the shares are elected to be converted, the holder of such Mandatorily Convertible Junior Preferred Stock, Series B may give one or more subsequent notices to the Corporation at said office that he elects to convert a further portion (or all) of the remaining shares of Mandatorily Convertible Junior Preferred Stock, Series B. If such holder gives written notice to the Corporation at said office that he does not intend to convert all of the shares of Mandatorily Convertible Junior Preferred Stock, Series B, the Corporation, if requested in writing by such holder, shall, as promptly as practicable, issue him a new certificate for the shares remaining unconverted. As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver at said office the certificate or certificates for the number of full Common Shares issuable upon such conversion, and shall deliver a cash payment in lieu of any fraction of a Common Share, as hereinafter provided, to the person or persons entitled to receive the same or to the nominee or nominees of such person or persons.

                     (4) The Conversion Rate shall be adjusted from time to time as follows:


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                               (a) In case the Corporation shall (i) pay a
           dividend on its Common Shares in other Common Shares, (ii) subdivide its outstanding Common Shares, (iii) combine its outstanding Common Shares into a smaller number of Common Shares, or (iv) issue by reclassification of its Common Shares any other Common Shares (including in connection with a merger in which the Corporation is a surviving corporation), the Conversion Rate in effect at the time of the record date for such dividend or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted, and the shares issuable upon conversion shall be modified, so that the holder of each share of the Mandatorily Convertible Junior Preferred Stock, Series B converted after such time shall be entitled to receive the aggregate number and kind of shares which, if such share of the Mandatorily Convertible Junior Preferred Stock, Series B had been converted immediately prior to such time, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any of the events listed above shall occur.

                               (b) In case the Corporation shall issue rights or warrants to the holders of its Common Shares as such entitling them (for a period, except in the case of Rights, expiring within 45 days after the record date for determination of the shareholders entitled to receive such rights or warrants) to subscribe for or purchase Common Shares at a price per Common Share less than the current market price per Common Share (as defined in subparagraph
           (4) below) on such record date, then in each such case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of additional Common Shares offered for subscription or purchase, and of which the denominator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the quotient of the aggregate purchase price for all the Common Shares which may be purchased upon exercise of such rights and warrants divided by the current market price per Common Share. For the purposes of this clause (b): (i) Rights shall not be deemed to have been issued, and the record date therefor shall not be deemed to have occurred, until the occurrence of the earliest Trigger Event, if any, to occur; and (ii) the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Shares shall be deemed to be the issuance of rights or warrants to purchase the Common Shares into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into Common Shares. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for such rights or warrants. To the extent that Common Shares are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustment made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of Common Shares actually issued upon exercise of such rights or warrants or upon conversion of the convertible securities issued upon exercise of such rights or warrants (as the case may be).


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                               (c) If the Corporation shall pay a dividend or
           make a distribution to all holders of its Common Shares consisting of evidences of its indebtedness or other assets (including capital shares of the Corporation other than Common Shares but excluding any Ordinary Cash Dividends (as defined below)), or shall issue to all holders of its Common Shares rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (b) above), then in each such case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect on the record date for such dividend or distribution or the determination of shareholders entitled to receive such dividend or distribution or rights or warrants, as the case may be, by a fraction, of which the numerator shall be the current market price per Common Share (determined pursuant to subparagraph (4) below) on such record date, and of which the denominator shall be such current market price per Common Share less the fair market value as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one Common Share. Such adjustment shall become effective on the opening of business on the Business Day next following the record date for such dividend or distribution or the determination of shareholders entitled to receive such dividend or distribution or rights or warrants, as the case may be. "Ordinary Cash Dividends" shall mean (i) any regular cash dividend on the Common Shares that does not exceed the per share amount of the immediately preceding regular cash dividend on the Common Shares (as adjusted to appropriately reflect any of the events referred to in this subparagraph (3)) and (ii) any other cash dividend or distribution which, when combined on a per share basis with the per share amount of all other cash dividends and distributions paid on the Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in this subparagraph (3) and excluding cash dividends or distributions that resulted in an adjustment to the Conversion Price), does not exceed 10% of the current market price per Common Share (determined pursuant to subparagraph (4)) on the Trading Day immediately preceding the date of declaration of such dividend or distribution.

                     (5) For the purpose of any computation under subparagraph
           (4) above, the "current market price per Common Share" on any date in question shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days ending on the earlier of the day in question and, if applicable, the day before the "ex" date with respect to the issuance or distribution requiring such computation; provided, however, that if another event occurs that would require an adjustment pursuant to subparagraph (4), the Board of Directors of the Corporation may make such adjustments to the Closing Prices during such five Trading Day period as it reasonably deems appropriate to effectuate the intent of the adjustments in subparagraph (4), in which case any such determination by the Board of Directors of the Corporation shall be set forth in a Board resolution and shall be conclusive absent manifest error. For purposes of this paragraph, the term "ex" date, when used with


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           respect to any issuance or distribution, means the first date on which the Common Stock trades in a regular way on the relevant exchange or in the relevant market from which the Closing Prices were obtained without the right to receive such issuance or distribution. For the purpose of any computation under subparagraph
           (3) above, the "fair market value" of any assets, evidences of indebtedness, subscription rights or warrants on any date in question: (i) in the event any such item is a publicly traded security, shall be determined for such date pursuant to the provisions of this subparagraph (5) for determination of the "current market price per Common Share," except that (x) each reference therein to "Common Share" or "Common Stock" shall be deemed to mean such other publicly traded security, and (y) if such security shall not trade on a "when issued" basis for the five consecutive Trading Days preceding the "ex" date, such determination shall be made for the period of five consecutive Trading Days commencing on the "ex" date; and (ii) in the event any such item is not a publicly traded security, shall be reasonably determined for such date by the Board of Directors of the Corporation, as evidenced by a resolution of the Board, whose determination shall be conclusive absent manifest error. For the purpose of subparagraph
           (4) and this subparagraph (5):

                               (a) "Closing Price" means the daily closing price of a Common Share as reported by Bloomberg L.P. for the Principal Market for the Common Shares or, if such price is not so reported by Bloomberg L.P., as reported by another recognized source selected by the Board of Directors.

                               (b) "Trading Day" means a day on which each of the (a) New York Stock Exchange, (b) Chicago Board Options Exchange, and (c) Principal Markets with respect to the Common Shares are regularly scheduled to be open for trading. For purposes of this definition, a day on which any such exchange is scheduled to close (as opposed to unexpectedly closing) prior to its regular closing time shall not constitute a Trading Day.

                               (c) "Principal Market" means the principal exchange on which the Common Shares are traded or the principal market on which the Common Shares are quoted, as determined by the Board of Directors.

                     (6) In any case of any reclassification of Common Shares (other than a reclassification of the Common Shares referred to in subparagraph 4(a)), any consolidation or merger of the Corporation with or into another corporation or other entity (other than a merger resulting in a reclassification of the Common Shares referred to in subparagraph 4(a) hereof) or any sale or conveyance to another corporation (other than a wholly-owned subsidiary of the Corporation) of all or substantially all of the property of the Corporation, the holder of a share of the Mandatorily Convertible Junior Preferred Stock, Series B shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, consolidation, merger, sale or conveyance by a holder of the number of Common Shares into which such share of the Mandatorily Convertible Junior Preferred Stock, Series B might have been converted immediately prior to such reclassification, consolidation, merger, sale or conveyance (assuming that such holder of Common Shares failed to exercise rights of election, if any, as to the kind or amount of shares of stock, other securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of shares of stock, other securities, cash, or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of shares of stock, other securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares)) and shall have no other conversion rights with regard to such share of Mandatorily Convertible Junior Preferred Stock, Series B. In the event of such a reclassification, consolidation, merger, sale or conveyance, effective provision shall be made in the certificate of incorporation or similar document of the resulting or surviving corporation or otherwise so that the conversion rate applicable to any stock or other securities or property into which the shares of the Mandatorily Convertible Junior Preferred Stock, Series B shall then be convertible shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in clauses
           (a) to (c) of subparagraph (4) inclusive, above, and the other provisions of this paragraph F with respect to the Common Shares shall apply on terms as nearly equivalent as practicable to any such other shares of stock and other securities and property deliverable upon conversion of shares of Mandatorily Convertible Junior Preferred Stock, Series B.

                     (7) In the event that any time, as a result of any adjustment made pursuant to clause (a) of subparagraph (4) above, the holder of any shares of the Series B Junior Voting Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Shares, thereafter the number of such other shares so receivable upon conversion of such shares of Mandatorily Convertible Junior Preferred Stock, Series B shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provision with respect to the Common Shares contained in clauses (a) to (c) of subparagraph (4) inclusive, above, and the other provisions of this paragraph F with respect to the Common Shares shall apply to any such other shares.

                     (8) Whenever any adjustments are required in the Common Shares into which each share of Mandatorily Convertible Junior Preferred Stock, Series B is convertible, the Corporation shall forthwith (a) file with the transfer agent of the Mandatorily Convertible Junior Preferred Stock, Series B a statement describing in reasonable detail the adjustment and the method of calculation used and (b) cause a copy of such statement to be mailed to each holder of record of the Mandatorily Convertible Junior Preferred Stock, Series B as of the effective date of such adjustment.

                     (9) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares for the purpose of issuance upon conversion of the Mandatorily Convertible Junior Preferred Stock, Series B the full number of Common Shares then issuable upon the conversion of all outstanding shares of the Mandatorily Convertible Junior Preferred Stock, Series B.

                     (10) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of Common Shares on conversion of shares of the Mandatorily Convertible Junior Preferred Stock, Series B pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving issue and delivery of Common Shares in the name other than that which the shares of Mandatorily Convertible Junior Preferred Stock, Series B so converted were registered and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                     (11) For the purpose of this paragraph F, the term "Common Shares" shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, Common Shares issuable upon conversion of the Mandatorily Convertible Junior Preferred Stock, Series B shall include only shares of the class designated as Common Shares as of the original date of issuance of the Mandatorily Convertible Junior Preferred Stock, Series B, or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all classes and series resulting from all such reclassifications.

                     (12) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Mandatorily Convertible Junior Preferred Stock, Series B. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the Closing Price (determined as provided in subparagraph F(4) above) of the Common Shares on the date of conversion shall be paid to the holder in cash by the Corporation. If on such date there is no Closing Price, the fair value of a Common Share on such date, as reasonably determined by the Board of Directors of the Corporation as set forth in a resolution of such Board of Directors, shall be used.

                     (13) All shares of the Mandatorily Convertible Junior Preferred Stock, Series B purchased or otherwise acquired by the Corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

                     (14) No adjustment in the Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph (14)) would require an increase or decrease of at least 1% in the number of Common Shares into which each share of the Series B Junior Convertible Preferred Stock is then convertible; provided, however, that any adjustments which by reason of this subparagraph (14) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph F shall be made to the nearest one-thousandth of a share.

                     (15) The Board of Directors may make such upward adjustments in the Conversion Rate, in addition to those required by this paragraph F, as shall be determined by the Board, as evidenced by a Board resolution, to be advisable in order to avoid taxation so far as practicable of any dividend of stock rights or any event treated as such for Federal income tax purposes to the recipients. The determination of the Board of Directors as to whether an adjustment should be made pursuant to the provisions of this subparagraph (15), and if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

                     (16) Notwithstanding the foregoing provisions of this paragraph F, no adjustment of the Conversion Rate shall be required to be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan.

                     (17) Notwithstanding any other provision of this paragraph F, the issuance or distribution of Rights shall not be deemed to constitute an issuance or a distribution or dividend of rights, warrants, or other securities to which any of the adjustment provisions described above applies until the occurrence of the earliest Trigger Event.

                     (18) For purposes of this paragraph F, shares of Common Stock owned by, or held for the account of, the Corporation or another entity of which a majority of the capital stock or equity interests having ordinary voting power are owned, directly or indirectly, by the Corporation shall be deemed to be not outstanding.

           G. Voting Rights. The holders of Mandatorily Convertible Junior Preferred Stock, Series B shall have no right to vote except as otherwise specifically provided herein, in the Articles of Incorporation, as amended, of the Corporation, or as required by statute.

                     (1) So long as any shares of Mandatorily Convertible Junior Preferred Stock, Series B are outstanding, in addition to any other vote or consent of shareholders required in the Articles of Incorporation or by law, the consent of the holders of at least a majority of the Mandatorily Convertible Junior Preferred Stock, Series B and all other shares of parity stock, if any, at the time outstanding that would be affected similarly by the action described in clauses (a)-(d) below and that are entitled to vote on such matter, given in person or by proxy, either in writing without a meeting (if permitted by law) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                               (a) any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation of the Corporation, which affects adversely the voting powers, rights or preferences of the holders of the Mandatorily Convertible Junior Preferred Stock, Series B; provided, that the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, any senior or junior stock or to issue additional shares of the Mandatorily Convertible Junior Preferred Stock, Series B as required by the Share Settlement Agreement shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of the Mandatorily Convertible Junior Preferred Stock, Series B;

                               (b) the sale, lease or conveyance by the Corporation of all or substantially all of its property or assets;

                               (c) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series, or any security convertible into stock of any class or series, ranking on a parity with the Mandatorily Convertible Junior Preferred Stock, Series B (other than the issuance of additional shares of the Mandatorily Convertible Junior Preferred Stock, Series B as required by the Share Settlement Agreement); or

                               (d) the merger or consolidation of the
           Corporation with or into any other corporation or other entity, unless each holder of shares of Mandatorily Convertible Junior Preferred Stock, Series B immediately preceding such merger or consolidation shall receive or continue to hold in the surviving or resulting corporation or other entity the same number of shares, with substantially the same rights and preferences (except as contemplated by subparagraph F(6) and except for those rights and preferences that could be affected without the vote of the holders of the Mandatorily Convertible Junior Preferred Stock, Series B, such as the authorization and issuance of senior stock), as correspond to the shares of Mandatorily Convertible Junior Preferred Stock, Series B held immediately prior to such merger or consolidation.

                     (2) (a) In the event that full cumulative dividends on the Mandatorily Convertible Junior Preferred Stock, Series B are not paid for six consecutive Dividend Periods, the number of directors of the Corporation constituting the entire Board of Directors shall be increased by two persons and the holders of shares of the Mandatorily Convertible Junior Preferred Stock, Series B, voting separately as a class together with the holders of shares of all other series of capital stock of the Corporation ranking on a parity with the Mandatorily Convertible Junior Preferred Stock, Series B as to the payment of dividends and having the then present right to elect one or more directors as a result of a dividend arrearage but not then entitled to other separate voting rights to elect one or more directors in the event of such an arrearage (herein referred to as "Class Voting Stock"), shall have the right to elect such additional two directors to fill such positions at any regular meeting of shareholders or special meeting held in place thereof, or at a special meeting called as provided in subparagraph 2(b) below. Whenever all arrearages of dividends on the Mandatorily Convertible

           Junior Preferred Stock, Series B then outstanding shall have been paid or declared and irrevocably set apart for payment, then the right of the holders of shares of the Mandatorily Convertible Junior Preferred Stock, Series B (and, subject to the terms of such other Class Voting Stock, such other Class Voting Stock) to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons previously elected as directors by the holders of shares of the Mandatorily Convertible Junior Preferred Stock, Series B and such other Class Voting Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

                               (b) At any time after the voting power referred to in subparagraph 2(a) above shall have been so vested in the holders of shares of the Mandatorily Convertible Junior Preferred Stock, Series B, the Secretary of the Corporation may, and upon the written request of any holder or the holders of at least 10% of the number of shares of Mandatorily Convertible Junior Preferred Stock, Series B then outstanding (addressed to the Secretary at the principal executive office of the Corporation) shall, call a special meeting of the holders of shares of the Mandatorily Convertible Junior Preferred Stock, Series B and all other Class Voting Stock for the election of the directors to be elected by them pursuant to subparagraph 2(a); provided that the Secretary shall not be required to call such special meeting if the request for such meeting is received less than 45 calendar days before the date fixed for the next ensuing annual meeting of shareholders. Such call shall be made by notice similar to that provided in the bylaws of the Corporation for a special meeting of the shareholders or as required by law. Subject to the foregoing provisions, if any such special meeting required to be called as above provided shall not be called by the Secretary within 20 calendar days after receipt of an appropriate request, then any holder of shares of Mandatorily Convertible Junior Preferred Stock, Series B may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books and records of the Corporation. Except as otherwise provided by law, at any such meeting, the holders of a majority of the number of shares of Mandatorily Convertible Junior Preferred Stock, Series B and such other Class Voting Stock then outstanding shall constitute a quorum for the purpose of electing directors as contemplated in subparagraph 2(a) above. If at any such meeting or adjournment thereof a quorum of such holders of Mandatorily Convertible Junior Preferred Stock, Series B and such other Class Voting Stock shall not be present, no election of directors by the Mandatorily Convertible Junior Preferred Stock, Series B and such other Class Voting Stock shall take place, and any such meeting may be adjourned from time to time for periods not exceeding 30 calendar days until a quorum of the Mandatorily Convertible Junior Preferred Stock, Series B and the Class Voting Stock is present at such adjourned meeting. Unless otherwise provided by law or the Articles of Incorporation, as amended, directors to be elected by the holders of shares of Mandatorily Convertible Junior Preferred Stock, Series B and such other Class Voting Stock shall be elected by a plurality of the votes cast by such holders at a meeting at which a quorum is present. Notwithstanding the foregoing, the absence of a quorum of the Mandatorily Convertible Junior Preferred Stock, Series B and such other Class Voting Stock shall not prevent the voting of, including the election of, directors by the holders of Common Stock and other classes of capital stock at such meeting.

                               (c) Any director who shall have been elected by holders of shares of Mandatorily Convertible Junior Preferred Stock, Series B (or by the holders of shares of Mandatorily Convertible Junior Preferred Stock, Series B, voting separately as a class together with the holders of one or more other series of Class Voting Stock), or any director so elected as provided below, may be removed at any time during a class voting period, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the number of shares of Mandatorily Convertible Junior Preferred Stock, Series B then outstanding, voting separately as a class together with the holders of all other series of Class Voting Stock then outstanding, if any, given at a special meeting of such shareholders called for the purpose, and any vacancy thereby created may be filled during such class voting period only by the holders of shares of Mandatorily Convertible Junior Preferred Stock, Series B and the other series, if any, of Class Voting Stock. In case any vacancy (other than as provided in the preceding sentence) shall occur among the directors elected by the holders of shares of the Mandatorily Convertible Junior Preferred Stock, Series B (and such other Class Voting Stock), a successor shall be elected by the Board of Directors to serve until the next annual meeting of the shareholders or special meeting held in place thereof upon the nomination of the then remaining director elected by the holders of the Mandatorily Convertible Junior Preferred Stock, Series B (and such other Class Voting Stock) or the successor of such remaining director.

                     (3) Holders of Mandatorily Convertible Junior Preferred Stock, Series B shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote or consent.

           H. Other Rights. Shares of Mandatorily Convertible Junior Preferred Stock, Series B shall not have any relative, participating, optional or other special rights or powers other than as set forth herein or in the Articles of Incorporation, as amended.